Exhibit 99.1

COMMONWEALTH OF VIRGINIA

STATE CORPORATION COMMISSION

AT RICHMOND, SEPTEMBER 29, 2026

PETITION OF

VIRGINIA ELECTRIC AND POWER COMPANY	CASE NO. PUR-2026-00078

For a financing order authorizing the issuance of

deferred fuel cost bonds pursuant to

§ 56-249.6:2 of the Code of Virginia

FINANCING ORDER

On May 29, 2026, Virginia Electric and Power Company (“Dominion” or “Company”) filed a petition (“Petition”) with the State Corporation Commission (“Commission”), pursuant to § 56-249.6:2 of the Code of Virginia (“Code”), for a financing order to finance certain deferred fuel cost balances (“Deferred Fuel Costs”) through deferred fuel cost bonds (“Deferred Fuel Cost Bonds”). Specifically, the Company petitioned:

i.	To finance the Deferred Fuel Costs and associated up-front financing costs (“Up-Front Financing Costs”) through a securitization;

ii.

For preliminary approval of the proposed securitization financing structure to be updated as part of the issuance advice letter process to reflect bondholder preference, rating agency comments and then-current market conditions at the time the Deferred Fuel Cost Bonds are priced;

iii.

For approval to sponsor the issuance of Deferred Fuel Cost Bonds secured by the pledge of deferred fuel cost property (“Deferred Fuel Cost Property”), in one or more series comprising one or more tranches in an aggregate principal amount not to exceed the securitizable balance (as of the date the first series Deferred Fuel Cost Bonds are issued);

iv.	For approval of the financing costs, including Up-Front Financing Costs incurred in connection with the issuance of Deferred Fuel Cost Bonds and on-going financing costs (“On-going Financing Costs”);

v.

For approval to create Deferred Fuel Cost Property, including the right to: (i) impose, bill, charge, collect and receive non-bypassable deferred fuel cost charges (“Deferred Fuel Cost Charges”) sufficient to recover the principal of, and interest on, the Deferred Fuel Cost Bonds plus On-going Financing Costs, and (ii) obtain periodic formulaic adjustments to the Deferred Fuel Cost Charges as provided in the Proposed Financing Order;[1]

vi.	For approval of a tariff to implement the Deferred Fuel Cost Charges; and

vii.

For an exemption from the filing and prior approval requirements of Code § 56-77 A, to the extent required, for the securitization activities described in the Company’s Petition pursuant to Code § 56-77 B.[2]

During its 2023 Session, the Virginia General Assembly enacted Chapters 775 (HB 1770) and 757 (SB 1265) of the 2023 Virginia Acts of Assembly, which created a new financing vehicle, utility cost recovery charge securitization, that may be used by an electric utility to recover certain deferred fuel costs (“Securitization Statute”).3 Under the Securitization Statute, an electric utility may seek authorization to issue deferred fuel cost bonds with lower financing costs that are secured by deferred fuel cost property and include a dedicated fuel cost charge that is separate and distinct from the utility’s base rates or fuel factor on customer bills.4 Subsequently, the Virginia General Assembly enacted Chapters 1123 (HB 1393) and 1124 (SB 253) of the 2026 Virginia Acts of Assembly, which authorize a Phase II electric utility to file a petition for a financing order regarding deferred fuel costs, pursuant to Code § 56-249.6:2 on or before July 15, 2026.5

[1]	Dominion’s proposed Financing Order is Exhibit B to the Petition.
[2]	Ex. 4 (Petition) at 1-2.
[3]	See Code § 56-249.6:2; Ex. 4 (Petition) at 4-5.
[4]	See Code § 56-249.6:2; Ex. 4 (Petition) at 5. As originally enacted, the Securitization Statute only applied to petitions filed on or before July 1, 2024.
[5]	See 2026 Va. Acts chs. 1123 and 1124; Code § 56-249.6:2; Ex. 4 (Petition) at 5.

As set forth in the Petition and updated in the Company’s supplemental rebuttal testimony, Dominion requested authorization to issue Deferred Fuel Cost Bonds in the amount of approximately $931.85 million (“Securitizable Balance”), consisting of approximately $922.06 million of Deferred Fuel Costs, plus Up-Front Financing Costs of issuing the Deferred Fuel Cost Bonds of approximately $9.79 million.6

On June 12, 2026, the Commission issued an Order for Notice and Hearing (“Procedural Order”) that, among other things, docketed the Petition in Case No. PUR-2026-00078; directed the Company to provide notice of the Petition; established a procedural schedule, including a hearing to receive testimony from public witnesses and evidence on the Petition; provided interested persons an opportunity to file comments on the Petition or participate as respondents in this proceeding; and directed the Commission’s Staff (“Staff”) to investigate the Petition and file testimony and exhibits containing Staff’s findings and recommendations. The Procedural Order further combined the procedural schedule of this case with that of Case No. PUR-2026-000587 for all purposes including discovery, prefiling testimony, and hearing dates – without the cases or case numbers being consolidated. The Procedural Order also assigned the Hearing Examiner appointed in Case No. PUR-2026-00058 to conduct all further proceedings in this matter on behalf of the Commission, including filing a final report that addresses both this case and Case No. PUR-2026-00058 and contains the Hearing Examiner’s findings and recommendations thereon.

[6]	Ex. 34 (Gaskill Supplemental Rebuttal) at 2.
[7]

On May 1, 2026, Dominion filed an application pursuant to Code §56-249.6 seeking to revise its fuel factor effective July 1, 2026 (“Fuel Factor Application”). In its Fuel Factor Application, Dominion proposed to implement on an interim basis a total fuel factor rate of 3.7648 cents per kilowatt-hour (“¢/kWh”) to recover the Company’s current period factor and a portion of the prior period factor, while suspending implementation of the remainder of the prior period factor pending consideration of its forthcoming securitization petition (“Fuel Securitization Option Rate”). See Application of Virginia Electric and Power Company, To revise its fuel factor pursuant to Va. Code § 56-249.6, Case No. PUR-2026-00058, Doc. Con. Cen. No 260560045, Order Establishing 2026-2027 Fuel Factor Proceeding at 2-3 (May 29, 2026) (“Order Establishing 2026-2027 Fuel Factor Proceeding”). On May 29, 2026, the Commission entered its Order Establishing 2026-2027 Fuel Factor Proceeding that, among other things, docketed the Fuel Factor Application as PUR-2026-00058 and authorized Dominion to place its Fuel Securitization Option Rate of 3.7648 ¢/kWh into effect on an interim basis for usage on and after July 1, 2026.

Notices of participation were filed in both proceedings by the Virginia Committee for Fair Utility Rates (“Committee”); Appalachian Voices; the Sierra Club; and the Office of the Attorney General, Division of Consumer Counsel (“Consumer Counsel”). Appalachian Voices, the Sierra Club, and Staff filed testimony on July 14, 2026.8 Dominion filed rebuttal testimony on July 28, 2026. Staff filed supplemental testimony on August 6, 2026, and Dominion filed supplemental rebuttal testimony on August 7, 2026. Fifteen commenters filed public comments on the Securitization Petition.

The Chief Hearing Examiner convened the combined evidentiary hearing from August 11-12, 2026. Dominion, the Committee, Appalachian Voices, the Sierra Club, Consumer Counsel, and Staff participated in the hearing. Four public witnesses appeared telephonically to testify.9

On August 25, 2026, the Chief Hearing Examiner issued the Report of D. Mathias Roussy, Jr., Chief Hearing Examiner (“Report”) addressing both Case Nos. PUR-2026-00058 and PUR-2026-00078, which contained a thorough analysis of the record and findings and recommendations on each case. Comments on the Report were filed by Dominion, the Committee, Appalachian Voices, Sierra Club, Consumer Counsel, and Staff, on or before September 1, 2026.

[8]	The confidential/extraordinarily sensitive version of the direct testimony of Sierra Club witness Devi Glick was filed on July 15, 2026. That testimony is hereby accepted out of time.
[9]	Tr. 12-37.

Code of Virginia

Enactment Clause 5 of House Bill 1393 and Senate Bill 253 states as follows:

That notwithstanding any provision of § 56-249.6:2 of the Code of Virginia, a Phase II Utility, as defined in subdivision A 1 of § 56-585.1 of the Code of Virginia, may file a petition for a financing order regarding deferred fuel costs as provided in § 56-249.6:2 of the Code of Virginia on or before July 15, 2026, and that the provisions of the fourth enactment of Chapter 757 and the fourth enactment of Chapter 775 of the Acts of Assembly of 2023 shall be applicable to any such petition, notwithstanding any time limitations established in such enactment. If a Phase II Utility petitions the State Corporation Commission (the Commission) for a financing order pursuant to this enactment, the Commission, following notice and an opportunity for hearing, shall issue either (i) a financing order or (ii) an order rejecting such petition. The Commission shall issue its final order upon any such petition filed between May 1, 2026, and July 15, 2026, within four months after the date of such filing.

Under Code § 56-249.6:2 A 1, the petition shall include:

(i) an estimate of the total amount of deferred fuel costs that the electric utility has incurred over the time period noted in the petition; (ii) an indication of whether the electric utility proposes to finance all or a portion of the deferred fuel costs using one or more series or tranches of deferred fuel cost bonds; (iii) an estimate and details of the financing costs related to the deferred fuel costs to be financed through the deferred fuel cost bonds; (iv) an estimate of the deferred fuel cost charges necessary to recover the deferred fuel costs and all financing costs and the proposed period for recovery of such costs; (v) a description of any benefits expected to result from the issuance of deferred fuel cost bonds, including the avoidance of or significant mitigation of abrupt and significant increases in rates to the electric utility’s customers for the applicable time period; and (vi) direct testimony and exhibits supporting the petition. If the electric utility proposes to finance a portion of the deferred fuel costs, the electric utility shall identify in the petition the specific amount of deferred fuel costs for the applicable time period to be financed using deferred fuel cost bonds.

A financing order issued by the Commission pursuant to Code § 56-249.6:2 shall include the following:

i.

The amount of deferred fuel costs to be financed using deferred fuel cost bonds. The Commission shall describe and estimate the amount of financing costs that may be recovered through deferred fuel cost charges. The financing order shall also specify the period over which deferred fuel costs and financing costs may be recovered and whether the deferred fuel cost bonds may be offered and issued in one or more series or tranches during a fixed period not to exceed one year after the date of the financing order;

ii.	A finding that the proposed issuance of deferred fuel cost bonds is in the public interest and the associated deferred fuel cost charges are just and reasonable;

iii.

A finding that the structuring and pricing of the deferred fuel cost bonds are reasonably expected to result in reasonable deferred fuel cost charges consistent with market conditions at the time the deferred fuel cost bonds are priced and the terms set forth in such financing order;

iv.

A requirement that, for so long as the deferred fuel cost bonds are outstanding and until all financing costs have been paid in full, the imposition and collection of deferred fuel cost charges authorized under a financing order shall be nonbypassable and paid by all retail customers of the electric utility, irrespective of the generation supplier of such customer, except for an exempt retail access customer;

v.

A formula-based true-up mechanism for making annual adjustments to the deferred fuel cost charges that customers are required to pay pursuant to the financing order and for making any adjustments that are necessary to correct for any overcollection or undercollection of the charges or to otherwise ensure the timely payment of deferred fuel cost bonds and financing costs and other required amounts and charges payable in connection with the deferred fuel cost bonds;

vi.

The deferred fuel cost property that is, or shall be, created in favor of an electric utility or its successors or assignees and that shall be used to pay or secure deferred fuel cost bonds and all financing costs;

vii.

The authority of the electric utility to establish the terms and conditions of the deferred fuel cost bonds, including repayment schedules, expected interest rates, the issuance in one or more series or tranches with different maturity dates, and other financing costs;

viii.	A finding that the deferred fuel cost charges shall be allocated among customer classes in accordance with the methodology approved in the electric utility’s last fuel factor proceeding;

ix.

A requirement that after the final terms of an issuance of deferred fuel cost bonds have been established and before the issuance of deferred fuel cost bonds, the electric utility determines the resulting initial deferred fuel cost charge in accordance with the financing order and that such initial deferred fuel cost charge be final and effective upon the issuance of such deferred fuel cost bonds without further Commission action so long as such initial deferred fuel cost charge is consistent with the financing order;

x.

A method of tracing funds collected as deferred fuel cost charges, or other proceeds of deferred fuel cost property, and a requirement that such method be the method of tracing such funds and determining the identifiable cash proceeds of any deferred fuel cost property subject to the financing order under applicable law; and

xi.	Any other conditions not otherwise inconsistent with this section that the Commission determines are appropriate.

NOW THE COMMISSION, upon consideration of this matter, is of the opinion and finds that the Chief Hearing Examiner’s findings and analysis should be adopted. The Commission further finds as follows:10

COSTS ELIGIBLE FOR FINANCING

Deferred fuel costs

The Commission finds that Dominion’s deferred fuel costs in the amount of $931,851,010, inclusive of Up-Front Financing Costs, subject to adjustments through the issuance of the Deferred Fuel Cost Bonds, are eligible for financing through securitization and recovery through Deferred Fuel Cost Charges.11 The Deferred Fuel Cost Bonds may be offered in one or more series consisting of one or more tranches during a fixed period of time not to exceed one year after the date that this Financing Order becomes final and is no longer subject to appeal.

[10]

The Commission has fully considered the evidence and arguments in the record. See also Board of Supervisors of Loudoun County v. State Corp. Comm’n, 292 Va. 444, 454 n.10 (2016) (“We note that even in the absence of this representation by the Commission, pursuant to our governing standard of review, the Commission’s decision comes to us with a presumption that it considered all of the evidence of record.”) (citation omitted).

[11]

As acknowledged by the Company, Staff shall audit the Company’s deferred fuel balances as of June 30, 2026, in the context of Dominion’s fuel factor and any potential adjustments shall be addressed as part of the fuel factor. See, e.g., Tr. 499-500; Report at 81.

Further, the Commission finds, subject to the requirements and conditions herein, (i) that the proposed issuance of Deferred Fuel Cost Bonds is in the public interest and the associated Deferred Fuel Cost Charges are just and reasonable; and (ii) that the structuring and pricing of the Deferred Fuel Cost Bonds are reasonably expected to result in reasonable deferred fuel cost charges consistent with market conditions at the time the Deferred Fuel Cost Bonds are priced and the terms set forth in this Financing Order (collectively, the “Statutory Cost Objectives”).

Up-Front Financing Costs

The Company’s proposed Up-Front Financing Costs, in the estimated amount of $9,790,780, are reasonable and eligible for recovery through securitization pursuant to Code § 56-249.6:2 A 2 b(1) and O. Any under-recovery of Up-Front Financing Costs will be eligible for future recovery in base rates.

STRUCTURE OF ISSUANCE

Dominion’s proposed financing structure adheres to the requirements of the Act.

Special Purpose Entities

For purposes of securitization, it is reasonable for Dominion to utilize one or more Special Purpose Entities (“SPEs”),12 each of which will be a Delaware limited liability company (“LLC”) with Dominion as its sole member. Any such SPE will be an “assignee” as defined in Code § 56-249.6:2 O, when an interest in Deferred Fuel Cost Property is transferred, other than as security, to such SPE, and such SPE may issue Deferred Fuel Cost Bonds in accordance with this Financing Order.

[12]	For purposes of this Financing Order, all references to the SPE shall be applicable to all SPEs that are created to issue a series of Deferred Fuel Cost Bonds.

Deferred Fuel Cost Property

It is reasonable for Dominion to sell or otherwise transfer Deferred Fuel Cost Property to the SPE pursuant to the terms of this Financing Order. Upon the transfer by Dominion of the Deferred Fuel Cost Property to the SPE, that SPE will have all of the rights, title and interest of Dominion with respect to such Deferred Fuel Cost Property, including, consistent with the Act, the right to impose, bill, charge, collect and receive the Deferred Fuel Cost Charges authorized by this Financing Order and to obtain periodic formulaic adjustments to each Deferred Fuel Cost Charge. Such Deferred Fuel Cost Property is expected to be pledged by the SPE to and held and administered by a trustee as collateral for payment of the Deferred Fuel Cost Bonds to help ensure the Statutory Cost Objectives are achieved.

Section 56-249.6:2 J 1 of the Code provides that the Commonwealth of Virginia and its agencies, including the Commission, have pledged to and agree with bondholders, the owners of the Deferred Fuel Cost Property, and other financing parties, that the Commonwealth and its agencies, including the Commission, shall not take any action to (i) alter the provisions of the Securitization Statute, which authorize the Commission to create Deferred Fuel Cost Property, and to make the Deferred Fuel Cost Charges irrevocable, binding or nonbypassable charges; (ii) take or permit any action that impairs or would impair the value of Deferred Fuel Cost Property or the security for the Deferred Fuel Cost Bonds or revises the Deferred Fuel Costs for which recovery is authorized; (iii) in any way impair the rights and remedies of the bondholders, assignees, and other financing parties; or (iv) except for changes made pursuant to the formula-based adjustment mechanism authorized under the Securitization Statute, reduce, alter, or impair Deferred Fuel Cost Charges that are to be imposed, billed, charged, collected, and remitted for the benefit of the bondholders, any assignee, and any other financing parties until any and all principal, interest, premium, Financing Costs and other fees, expenses, or charges incurred, and any contracts to be performed, in connection with the related deferred fuel cost bonds have been paid and performed in full.

Transaction Documents

In connection with the transaction, the Company and the SPE will enter into a Purchase and Sale Agreement, a Servicing Agreement, an Administration Agreement and an Intercreditor Agreement. In addition, the Company will, as member, enter into a limited liability company agreement governing the SPE. Lastly, the SPE will enter into an Indenture with the Indenture Trustee. Collectively, these agreements are referred to herein as the “Transaction Documents” and they are filed as exhibits to Company witness Richard M. Davis, Jr.’s testimony.13 Entry into the Transaction Documents is in the public interest and necessary to facilitate the transaction.

An exemption from the requirements of Code § 56-77 A for these affiliate contracts or arrangements is in the public interest and granted pursuant to Code § 56-77 B. As a condition of the exemption granted herein, Dominion shall include the following information in its Annual Report of Affiliate Transactions submitted each year to the Director of the Division of Utility Accounting and Finance, in Microsoft Excel format with formulas intact, for the duration of the Company’s roles under the Servicing and Administration Agreements:

a.	A schedule of the Deferred Fuel Cost Charges collected by the Company and remitted to the SPE, by month and by dollar amount;

b.	A schedule that quantifies the fees paid by the SPE to the Company, by type of fee, by month, by FERC account where the proceeds from each fee is recorded on the Company’s books, and by dollar amount;

c.

A schedule that quantifies the Company’s internal and external costs to carry out its responsibilities under the Servicing and Administration Agreements, by agreement, by type of cost by month, by FERC account where each cost is recorded on the Company’s books, and by dollar amount; and

[13]	See Ex. 17 (Davis Direct) at Schedules 1 – 6. These Transaction Documents are subject to change to incorporate rating agency and other considerations.

d.

A schedule that quantifies any other charges or fees to/from the Company from/to SPE, by type of charge, by month, by FERC account where each charge or fee is recorded on the Company’s books, and by dollar amount.

Offering and Sale of Bonds

Dominion is hereby authorized to sponsor the issuance of the Deferred Fuel Cost Bonds through a negotiated sale or other sales option to achieve the Statutory Cost Objectives. As recommended by Staff, the Commission finds that it is in the public interest for the Staff to monitor each phase of the offering and issuance, and the Company shall work with Staff to effectuate such monitoring.14

Amortization, Interest Rates, and Credit Ratings of Deferred Fuel Cost Bonds

The expected term of the scheduled final payment date of the last maturing series or tranche of bonds issued pursuant to the authority granted herein, as determined in the reasonable discretion of Dominion, should be no more than approximately seven years from the issuance of the first series of Deferred Fuel Cost Bonds.15 The legal maturity date of each tranche may be longer than the scheduled final payment date for that tranche.

The Commission finds that each series or tranche of the Deferred Fuel Cost Bonds should have a fixed interest rate, determined consistent with current market conditions.

Dominion should strive to achieve AAA-equivalent credit ratings on the Deferred Fuel Cost Bonds, and Dominion is authorized to provide the necessary credit enhancements, included in the recovery of related costs as On-going Financing Costs, to achieve such ratings.

[14]	Ex. 31 (Myers Direct) at 46.
[15]

See id. at 31. There was general consensus among Staff and the respondents that seven years is an appropriate period of time for the maturity of any Deferred Fuel Cost Bonds issued as part of securitization. See, e.g., Tr. 448-49, 482-83, 486. See also Sierra Club Comments at 15. Moreover, Dominion stated that it would not oppose a seven-year maturity option if the Commission determined this is the most appropriate length of time for recovery of securitized bonds. Tr. 41.

Security for the Deferred Fuel Cost Bonds

Dominion’s utilization of a collection account, including a general subaccount, a capital subaccount and an excess funds subaccount within the SPE, is reasonable and appropriate. The SPE sponsored by Dominion may include other subaccounts in the collection account, if necessary, to obtain AAA-equivalent ratings on a series of Deferred Fuel Cost Bonds.

Dominion as Initial Servicer of the Deferred Fuel Cost Bonds

Dominion’s proposal to act as initial servicer of the Deferred Fuel Cost Bonds is reasonable and appropriate. Dominion will continue to act as servicer unless the Commission approves a change of control of Dominion, or as otherwise provided in the Servicing Agreement.

The on-going servicing fee for Dominion, acting as the initial servicer, in an annual amount of 0.05 percent of the initial principal amount of each series of Deferred Fuel Cost Bonds plus out-of-pocket expenses provided for in the Servicing Agreement, is necessary to compensate the servicer adequately on an arms-length basis and ensure the high credit quality of the Deferred Fuel Cost Bonds. In the event a substitute servicer is required, and such substitute servicer is not affiliated with Dominion, the annual servicer fee payable to such substitute servicer shall not exceed 0.60% of the initial principal amount of such series of Deferred Fuel Cost Bonds unless such higher rate is approved by the Commission.

Dominion as Administrator of the SPE

Dominion’s proposal to act as an administrator of the SPE under the proposed financing transaction is reasonable and appropriate.

The on-going fee to be paid to the administrator of $100,000 per year plus out-of-pocket expenses provided for in the Administration Agreement is necessary to cover the costs and expenses of administering the SPE and to preserve the integrity of the bankruptcy-remote structure of the SPE and the high credit quality of the Deferred Fuel Cost Bonds.

On-going Financing Costs

The On-going Financing Costs identified in Dominion’s Petition and that are identified in Attachment 4 of the form Issuance Advice Letter (“IAL”), which is Appendix B to this Financing Order, qualify as “financing costs” eligible for recovery pursuant to Code § 56-249.6:2 O.

It is appropriate for Dominion to credit back to customers all periodic servicing and administration fees in excess of Dominion’s or an affiliate of Dominion’s incremental cost of performing the servicer or administrator function in the next rate case when costs and revenues associated with the servicing and administration fees will be included in the cost of service, but only to the extent such crediting does not impair the AAA-equivalent ratings on the Deferred Fuel Cost Bonds.

Deferred Fuel Cost Bonds to be Treated as “Debt” for Federal Income Tax Purposes

Dominion shall structure the Deferred Fuel Cost Bond transactions in a way that meets all requirements for the Internal Revenue Service’s (“IRS”) Revenue Procedure 2005-62, 2005-2 C.B. 507, as modified by Revenue Procedure 2024-15, I.R.B. 717 (“IRS Revenue Procedures”).

DEFERRED FUEL COST CHARGES

Imposition and Computation of Deferred Fuel Cost Charges

To repay the Deferred Fuel Cost Bonds and On-going Financing Costs, the SPE sponsored by Dominion is authorized to impose the Deferred Fuel Cost Charges to be collected by Dominion acting as initial servicer, as a non-bypassable per-kWh charge from all retail customers of the Company, irrespective of the generation supplier of such customer, except for opt out, and exempt retail access customers as defined in Code § 56-249.6:2 O and Enactment Clause 4 of the Act (collectively referred to herein in “Non-Securitization Customers”), until the Deferred Fuel Cost Bonds and related Financing Costs are paid in full.

The Securitizable Balance to be financed using Deferred Fuel Cost Bonds shall be determined in accordance with the calculation shown in Appendix A to this Financing Order.

The proposed allocation methodology of the Deferred Fuel Cost Charges is based upon Dominion’s existing (and previously approved) allocation methodology in the Company’s last fuel factor proceeding and should be approved pursuant to Code § 56-249.6:2 A 2 b (8).

The Commonwealth of Virginia and its agencies, including the Commission, have pledged to and agree with bondholders, the owners of the Deferred Fuel Cost Property, and other financing parties that the Commonwealth and its agencies, including the Commission, will not take any action to (i) alter the provisions of the Securitization Statute, which authorize the Commission to create Deferred Fuel Cost Property, and to make the Deferred Fuel Cost Charges irrevocable, binding or non-bypassable charges; (ii) take or permit any action that impairs or would impair the value of Deferred Fuel Cost Property or the security for the Deferred Fuel Cost Bonds or revises the Deferred Fuel Costs for which recovery is authorized; (iii) in any way impair the rights and remedies of the bondholders, assignees, and other financing parties; or (iv) except for changes made pursuant to the formula-based adjustment mechanism (“True-Up Mechanism”) authorized under the Securitization Statute, reduce, alter, or impair Deferred Fuel Cost Charges that are to be imposed, billed, charged, collected, and remitted for the benefit of the bondholders, any assignee, and any other financing parties until any and all principal, interest, premium, Financing Costs and other fees, expenses, or charges incurred, and any contracts to be performed, in connection with the related Deferred Fuel Cost Bonds have been paid and performed in full.

Subsequent to the transfer of Deferred Fuel Cost Property to an assignee or the issuance of Deferred Fuel Cost Bonds authorized herein, whichever is earlier, this Financing Order shall be irrevocable and, except for changes made pursuant to the formula-based mechanism authorized herein, the Commission shall not amend, modify, or terminate this Financing Order by any subsequent action or reduce, impair, postpone, terminate, or otherwise adjust deferred fuel cost charges approved in the Financing Order. Upon issuance of this Financing Order, Dominion shall retain sole discretion regarding whether to assign, sell, or otherwise transfer Deferred Fuel Cost Property or to cause Deferred Fuel Cost Bonds to be issued, including the right to defer or postpone such assignment, sale, transfer or issuance.

Treatment of Deferred Fuel Cost Charges in Tariffs and on Retail Customer Bills

Dominion’s proposed Virginia Jurisdictional Deferred Fuel Cost Charge Tariff and Pro-Rata Share of Fuel Deferral Charges Tariff16 comply with Code § 56-249.6:2 C and are appropriate for use in this proceeding.

The methodology approved herein for calculating the pro rata share to be paid by Non-Securitization Customers under the Pro-Rata Share of Fuel Deferral Charges Tariff is as follows. Specifically, the Commission’s approval of Dominion’s proposed tariff language requires the following order of operation. First, Dominion shall calculate the total numerical sum of the applicable cents per kilowatt-hour charge per month from the table in the tariff multiplied by the exempt customer’s kilowatt-hours of Electricity Supply Service purchased from Dominion for each applicable month for usage on and after July 1, 2025 through and including June 30, 2026.

[16]	Ex. 37 (Stuller Rebuttal) at Schedules 3, 6.

Because the monthly kilowatt-hour charges in the table include both positive and negative values, the monthly calculations will result in both positive and negative values. The numerical total sum required in this first step is the sum of those positive and negative values. Second, the charge for service pursuant to this tariff shall be the greater of (a) the total numerical sum calculated above, or (b) zero.17

Dominion is authorized and directed to include the Deferred Fuel Cost Charge on each customer’s bill as a separate line item and include both the rate and the amount of the charge on each bill as required by Code § 56-249.6:2 C 2 and a statement that the SPE is the owner of the rights to the Deferred Fuel Cost Charges and that Dominion is acting as a Servicer for the SPE as required by Code § 56-249.6:2 C 1.

True-Up of Deferred Fuel Cost Charges

The True-Up Mechanism and associated procedures described in Dominion’s Tariff, and Appendices B and C hereto, are reasonable and appropriate and are hereby approved and shall be applied at least semi-annually (and at least quarterly beginning 12 months prior to the last scheduled final payment date of the last maturing tranche of a series of Deferred Fuel Cost Bonds). Interim true-ups at any time in order to ensure recovery of amounts sufficient to timely make full payment of interest and scheduled principal on the Deferred Fuel Cost Bonds and other amounts and charges in connection with the Deferred Fuel Cost Bonds are also approved.

JUST AND REASONABLE DEFERRED FUEL COST CHARGES

Subject to the requirements and conditions of this Financing Order, the issuance of Deferred Fuel Cost Bonds is in the public interest and the associated Deferred Fuel Cost Charges are just and reasonable.

[17]	See, e.g., id. at Schedule 6.

ISSUANCE ADVICE LETTER PROCESS

Because the actual structure and pricing of the Deferred Fuel Cost Bonds are unknown as of the issuance of this Financing Order, following determination of the final terms of the Deferred Fuel Cost Bonds and before issuance of the Deferred Fuel Cost Bonds, Dominion will file with the Commission for each series of Deferred Fuel Cost Bonds an IAL, as well as a form of True-Up Adjustment Letter (“TUAL,” and together with the IAL, the “IAL/TUAL”) in substantially the forms attached hereto as Appendices B and C. The initial Deferred Fuel Cost Charge and the final terms of the Deferred Fuel Cost Bonds described in the IAL/TUAL will be final unless before noon on the third business day after pricing of the Deferred Fuel Cost Bonds the Commission issues an order finding that the proposed issuance does not comply with the standards of this Financing Order as follows: (1) the aggregate principal amount of Deferred Fuel Cost Bonds issued does not exceed the Securitizable Balance; (2) the Deferred Fuel Cost Bonds will be issued in one or more series comprised of one or more tranches having a scheduled final payment date of no longer than approximately 7.5 years; (3) the Deferred Fuel Cost Bonds have received a preliminary rating of Aaa(sf) / AAA(sf) from at least two of the three major rating agencies; (4) the Deferred Fuel Cost Bonds are structured to achieve substantially level debt service payments on an annual basis; (5) the issuance of the Deferred Fuel Cost Bonds has been structured in accordance with IRS Revenue Procedures; and (6) the structuring and pricing of the Deferred Fuel Cost Bonds resulted in reasonable Deferred Fuel Cost Charges consistent with market conditions at the time the Deferred Fuel Cost Bonds are priced and the terms and conditions set forth in this Financing Order (collectively, the “Standards of the Financing Order”).

AUTHORITY

It is appropriate to grant Dominion authority to establish the final terms and conditions of the Deferred Fuel Cost Bonds and, at its option, to cause one or more series comprising of one or more tranches of Deferred Fuel Cost Bonds to be issued.

CONCLUSION

This Financing Order adheres to the statutory requirements outlined by the Securitization Statute necessary to issue a financing order authorizing an electric utility to finance deferred fuel costs.

Accordingly, IT IS ORDERED THAT:

Approvals

(1) Approval of Petition. Dominion’s Petition for the issuance of a financing order pursuant to the Securitization Statute is approved, as provided in this Financing Order.

(2) Authority to Securitize. Dominion’s Petition for Financing Order authorizing the issuances sponsored by Dominion of Deferred Fuel Cost Bonds in one or more series comprising one more tranches is granted, subject to the terms set forth in this Financing Order. Dominion is hereby authorized to sponsor the issuance of Deferred Fuel Cost Bonds secured by the pledge of Deferred Fuel Cost Property, in one or more series comprising one or more tranches in an aggregate principal amount not to exceed the Securitizable Balance (as of the date the first series of Deferred Fuel Cost Bonds are issued). The proceeds are to be used to finance the equivalent of (i) recovery of Deferred Fuel Costs; plus (ii) recovery of the Up-Front Financing Costs incurred in connection with each issuance of the Deferred Fuel Cost Bonds. Up-Front Financing Costs and On-going Financing Costs are subject to update, adjustment and approval pursuant to the terms of this Financing Order and the IAL procedures as provided by this Financing Order.

(3) Recovery of Excess Up-Front Financing Costs. Dominion’s approach for recovery of any prudently incurred excess amounts of Up-Front Financing Costs is reasonable.

(4) Recovery of Deferred Fuel Cost Charges. As ultimate owner of the Deferred Fuel Cost Property, the SPE created by Dominion shall impose on, and Dominion shall collect, as initial servicer, from all existing and future retail customers of the Company, irrespective of the generation provider of such customers, except for Non-Securitization Customers, as provided in this Financing Order, Deferred Fuel Charges in an amount sufficient to provide for the timely recovery of its periodic payment requirement detailed in this Financing Order (including, without limitation, payment of principal and interest on the Deferred Fuel Cost Bonds and On-going Financing Costs) (the “Periodic Payment Requirement”).

(5) Approval of Tariffs. The form of the Virginia Jurisdictional Deferred Fuel Cost Charge Tariff as shown in Dominion witness Stuller’s Rebuttal Schedule 3 is approved.18 The Pro-Rata Share of Fuel Deferral Charges Tariff shown in Dominion witness Stuller’s Rebuttal Schedule 6 is approved.19

(6) True-Up Mechanism. The True-Up Mechanism identified in Appendix C to this Financing Order is approved and shall be applied at least semi-annually (and at least quarterly beginning 12 months prior to the last scheduled final payment date of the last maturing tranche of a series of Deferred Fuel Cost Bonds). Interim true-ups at any time in order to ensure recovery of amounts sufficient to timely make full payment of interest and scheduled principal on the Deferred Fuel Cost Bonds and other amounts and charges in connection with the Deferred Fuel Cost Bonds are also approved.

[18]	Id. at Schedule 3.
[19]	Id. at Schedule 6.

(7) Form Agreements. The Commission finds good cause to authorize Dominion to provide service to the SPE under the Servicing Agreement and for the Servicing Agreement to become effective following the effectiveness of the IAL. The Commission finds good cause to authorize Dominion to administer the SPE under the Administration Agreement and for the Administration Agreement to become effective following the effectiveness of the IAL. The Commission finds good cause to authorize Dominion to enter into the Purchase and Sale Agreement with the SPE to become effective following the effectiveness of the IAL.

(8) Commonwealth and Commission Pledges. The Commission, on behalf of itself and the Commonwealth in accordance with the Securitization Statute, pledges and agrees with bondholders, the owners of the Deferred Fuel Cost Property, and other financing parties, that the Commonwealth and its agencies, including the Commission, shall not take any action to (i) alter the provisions of the Securitization Statute, which authorize the Commission to create Deferred Fuel Cost Property, and to make the Deferred Fuel Cost Charges irrevocable, binding or non-bypassable charges; (ii) take or permit any action that impairs or would impair the value of Deferred Fuel Cost Property or the security for the Deferred Fuel Cost Bonds or revises the Deferred Fuel Costs for which recovery is authorized; (iii) in any way impair the rights and remedies of the bondholders, assignees, and other financing parties; or (iv) except for changes made pursuant to the formula-based adjustment mechanism authorized under the Securitization Statute, reduce, alter, or impair Deferred Fuel Cost Charges that are to be imposed, billed, charged, collected, and remitted for the benefit of the bondholders, any assignee, and any other financing parties until any and all principal, interest, premium, Financing Costs and other fees, expenses, or charges incurred, and any contracts to be performed, in connection with the related deferred fuel cost bonds have been paid and performed in full.

(9) Inclusion of Pledges and Effect. The SPE issuing Deferred Fuel Cost Bonds is authorized, pursuant to Code § 56-249.6:2 J 2 and this Financing Order, to include the Commonwealth of Virginia pledge, and a pledge by the Commission, with respect to Deferred Fuel Cost Property and Deferred Fuel Cost Bonds and related documentation as provided for in Code § 56-249.6:2 J 1. The Commission finds that these Commission and Commonwealth Pledges will constitute a pledge to the bondholders, the owners of Deferred Fuel Cost Property, the SPE issuing Deferred Fuel Cost Bonds, and other financing parties. The Commission further acknowledges that the SPE issuing the Deferred Fuel Cost Bonds would be considered financing parties for purposes of Code § 56-249.6:2 J.

(10) Structure. Subject to updates through the issuance advice letter process to reflect bondholder preference, rating agency comments and then current market conditions at the time the Deferred Fuel Cost Bonds are priced, the proposed transaction structure for the Deferred Fuel Cost Bonds, as set forth in the body of this Financing Order is approved.

Reports and Accounting

(11) Issuance Advice Letter. Dominion shall file a combined IAL/TUAL in final form with the Commission within one business day after actual pricing of the Deferred Fuel Cost Bonds, substantially in the form of Appendices B and C to this Financing Order describing the final structure and terms of the Deferred Fuel Bond issuance, including an updated accounting of the Up-Front Financing Costs, and On-going Financing Costs. Finally, the combined IAL/TUAL shall include a certification from Dominion, that the structuring, pricing and Financing Costs of the Deferred Fuel Cost Bonds achieved the Statutory Cost Objectives. The Commission’s review of the IAL/TUAL shall be limited to determining whether the transaction meets the Statutory Cost Objectives and complies with the Standards of this Financing Order and whether Dominion has delivered the required certification. Unless the Commission issues an order stopping the Deferred Fuel Cost Bond issuance before noon on the third business day after pricing, the transaction shall be final, irrevocable and incontestable and shall proceed without any further action of this Commission. The Commission shall only issue an order to stop the transaction if the Commission determines that (a) the transaction does not meet the Statutory Cost Objectives or comply with the Standards of this Financing Order, or (b) Dominion has not delivered the required certification. Prior to the filing of the IAL/TUAL and through the period ending with the issuance of the Deferred Fuel Cost Bonds, Dominion will, to extent requested by the Commission, provide the Commission or its Staff with timely information so that the Commission acting for itself or through its Staff can remain informed of all material aspects relating to the structuring and pricing of, and Financing Costs relating to, the Deferred Fuel Cost Bonds and participate as directed.

(12) True-Up Adjustment Letter. Dominion or its assignee(s) are authorized to recover the Periodic Payment Requirement and shall file with the Commission at least semi-annually (and at least quarterly beginning 12 months prior to the last scheduled payment date of the latest maturing tranche of each series of Deferred Fuel Cost Bonds) or when elected by Dominion, a TUAL as described in this Financing Order that shall be based upon the cumulative differences, regardless of the reason, between the Periodic Payment Requirement and the actual amount of Deferred Fuel Cost Charge remittances to the trustee for the series of Deferred Fuel Cost Bonds to ensure the timely payment of Deferred Fuel Cost Bonds and Financing Costs and other required amounts and charges payable in connection with the Deferred Fuel Cost Bonds. Upon the filing of a TUAL made pursuant to this Financing Order, the Commission shall either administratively approve the requested true-up calculation in writing or inform the servicer of any mathematical or clerical errors in its calculation within 30 days following the servicer’s true-up filing. Notification and correction of any mathematical or clerical errors shall be made so that the true-up is implemented within 30 days of the servicer’s filing of a TUAL and no potential modification to correct an error in a TUAL shall delay its effective date and any correction or modification which could not be made prior to the effective date shall be made in the next TUAL. Upon administrative approval or the passage of 30 days without notification of a mathematical or clerical error, no further action of the Commission will be required prior to implementation of the true-up.

(13) Changes to Deferred Fuel Cost Charges. Upon any change to Deferred Fuel Cost Charges stemming from the True-Up Mechanism, Dominion shall file appropriately-revised tariff sheets with the Commission, provided, however, that administrative approval of the Deferred Fuel Cost Charges shall not be delayed or otherwise adversely impacted by the Commission’s decision with respect to the tariff.

(14) Imposition and Collection, Non-bypassability. Dominion, including its sponsored SPE is authorized to impose, bill, charge, collect, receive, and adjust from time to time pursuant to the True-Up Mechanism (as described in this Order) a Deferred Fuel Cost Charge, to be collected on a per kWh basis from each of its existing and future retail customers, irrespective of the generation supplier of such customer, except for an opt-out, or exempt customer, until the related Deferred Fuel Cost Bonds are paid in full and all related Financing Costs and other costs of the bonds have been recovered in full. Such Deferred Fuel Cost Charges shall be non-bypassable charges that are separate and apart from Dominion’s base rates and shall be paid by all Dominion jurisdictional existing and future customers receiving transmission or distribution service, or both, from Dominion or its successors or assignees under Commission-approved rate schedules as provided in this Financing Order. Such Deferred Fuel Cost Charges shall be in amounts sufficient to ensure the timely payment of the Deferred Fuel Cost Bonds as detailed in this Financing Order and the IAL (including payment of principal of and interest on the Deferred Fuel Cost Bonds and On-going Financing Costs).

(15) Allocation. The Deferred Fuel Cost Charges shall be allocated to the customer classes in accordance with the methodology approved in the Company’s last fuel factor proceeding, Case No. PUR-2025-00059.

(16) Collection Period. This Financing Order and the Deferred Fuel Cost Charges authorized hereby shall remain in effect until the Deferred Fuel Cost Bonds and all Financing Costs (including tax liabilities) related thereto have been paid or recovered in full. This Financing Order shall remain in effect and unabated notwithstanding the reorganization, bankruptcy or other insolvency proceedings of Dominion or its successors or assignees.

(17) Following repayment of Deferred Fuel Cost Bonds and the relevant Financing Costs authorized in this Financing Order and release of the funds by the indenture trustee, each SPE shall distribute the final balance of its collection account to Dominion and Dominion shall credit other electric rates and charges by a like amount, less the amount of the capital subaccount and any unpaid return on invested capital (as described herein) due to Dominion as set forth in the body of this Financing Order.

(18) Ownership Notification and Separate Line Item Charge. The electric bills of Dominion must explicitly reflect that a portion of the charges on such bill represents Deferred Fuel Cost Charges approved in this Financing Order and must include a statement to the effect that the SPE is the owner of the rights to Deferred Fuel Charges and that Dominion is acting as servicer for the SPE. The tariff applicable to customers must indicate the Deferred Fuel Cost Charges and the ownership of that charge. Dominion shall identify amounts owed with respect to its Deferred Fuel Cost Property as a separate line item on individual electric bills.

Deferred Fuel Cost Property

(19) Outside Costs. Costs associated with the Commission’s outside consultant and any outside counsel, to the extent such costs are eligible for compensation and approved for payment under the terms of such party’s contractual arrangements with the Commission, as such arrangements may be modified by any amendment entered into at the Commission’s sole discretion, will qualify as Up-Front Financing Costs and be paid from proceeds from the issuance of the Deferred Fuel Cost Bonds.

(20) Creation of Deferred Fuel Cost Property. The creation of the Dominion’s Deferred Fuel Cost Property as described in this Financing Order is approved and, upon transfer of the Deferred Fuel Cost Property to the SPE, shall be created, and shall consist of: (1) all rights and interests of Dominion or its successors or assignees under this Financing Order, including the right to impose, bill, charge, collect and receive Deferred Fuel Charges authorized in this Financing Order and as initial servicer to obtain periodic adjustments to such charges as provided in this Financing Order, and (2) all revenues, collections, claims, rights to payments, payments, money or proceeds arising from the rights and interests specified in this Financing Order, regardless of whether such revenues, collections, claims, rights to payment, payments, money or proceeds are imposed, billed, charged, received, collected or maintained together with or commingled with other revenues, collections, rights to payment, payments, money or proceeds. The creation of Deferred Fuel Cost Property is conditioned upon, and shall be simultaneous with, the sale or other transfer of the Deferred Fuel Cost Property to the SPE, the issuance of the Deferred Fuel Cost Bonds and the pledge of the Deferred Fuel Cost Property to secure a series of Deferred Fuel Cost Bonds.

(21) Deferred Fuel Cost Property Existence. The Deferred Fuel Cost Property shall exist until the Deferred Fuel Cost Bonds are paid in full and all Financing Costs and other related costs have been recovered in full.

(22) Irrevocability. Upon the earlier of either (i) the transfer of the Deferred Fuel Cost Property or (ii) issuance of the Deferred Fuel Cost Bonds, this Financing Order is irrevocable and, except for changes made pursuant to the formula-based mechanism authorized in this Financing Order, the Commission may not amend, modify, or terminate this Financing Order by any subsequent action or reduce, impair, postpone, terminate or otherwise adjust the Deferred Fuel Cost Charges approved in this Financing Order.

Structure of Securitization

(23) SPE. Dominion is authorized to utilize one or more SPEs to be structured as discussed in this Financing Order. Dominion is authorized to execute one or more LLC Agreements, consistent with the form included as Schedule 4 to Company witness Davis’s direct testimony and the terms and conditions of this Financing Order.20 The SPE shall be funded with an amount of capital that is sufficient for the SPE to carry out its intended functions as contemplated in the Petition and this Financing Order. The Commission approves an initial capital contribution of 0.5 percent of the initial aggregate principal amount of a series of Deferred Fuel Cost Bonds or such other amount required to obtain the highest credit ratings. The capital contributions by Dominion to the SPE shall be funded by Dominion and not from the proceeds of the sale of Deferred Fuel Cost Bonds. Dominion will be permitted to earn a rate of return on its invested capital in its SPE equal to the rate of interest payable on the longest maturing tranche of such series of Deferred Fuel Cost Bonds and this return on invested capital should be a component of the Periodic Payment Requirement.

[20]	Ex. 17 (Davis Direct) at Schedule 4.

(24) Servicing and Administration Fees. The servicing and administration fees collected by Dominion or any affiliate of Dominion, acting as either the servicer or the administrator under the Servicing Agreement or Administration Agreement, respectively, will be included in Dominion’s cost of service such that Dominion will credit back all periodic servicing fees in excess of Dominion’s or an affiliate of Dominion’s incremental costs of performing servicing as administration functions, but only to the extent the AAA-equivalent ratings on the Deferred Fuel Cost Bonds are not impaired. The expenses incurred by Dominion or such affiliate to perform obligations under the Servicing Agreement or Administration Agreement not otherwise recovered through the Deferred Fuel Charges will likewise be included in Dominion’s cost of service. In the event a substitute servicer shall be required, and such substitute servicer is not affiliated with Dominion, the annual servicing fee for such substitute servicer shall not exceed 0.60 percent of the initial principal amount of the applicable series of Deferred Fuel Cost Bonds.

(25) Dominion as Servicer. Dominion shall act as initial servicer under the proposed financing transaction and is granted flexibility to act as initial servicer pursuant to the Servicing Agreement discussed in this Financing Order.

(26) Third Party Provider. If the Commonwealth of Virginia or the Commission decides to allow billing and collection of charges, including the Deferred Fuel Charges by a third-party provider within the Dominion service territory, such authorization will be consistent with the rating agencies’ requirements necessary for the Deferred Fuel Cost Bonds to receive and maintain the targeted AAA-equivalent rating.

(27) Issuance. In accordance with the terms of this Financing Order and subject to the criteria and procedures described herein, the SPE is authorized to issue Deferred Fuel Cost Bonds in an aggregate principal amount not to exceed the Securitizable Balance (as of the date the Deferred Fuel Cost Bonds are issued) and may pledge to an indenture trustee, as collateral for payment of the Deferred Fuel Cost Bonds, the Deferred Fuel Cost Property, including the SPE’s right to impose, bill, charge, collect and receive the related Deferred Fuel Cost Charges, the SPE’s rights under the Transaction Documents and other collateral described in the Indenture. As provided in Code § 56-249.6:2 A 2 e, Dominion retains sole discretion regarding whether to assign, sell or otherwise transfer Deferred Fuel Property or to cause the Deferred Fuel Cost Bonds to be issued, including the right to defer or postpone such assignment, sale, transfer or issuance and the Commission will not refuse to allow Dominion to recover Deferred Fuel Costs in an otherwise permissible fashion.

(28) IRS Safe Harbor Provisions. Dominion shall be responsible to structure the Deferred Fuel Cost Bond transactions in a way that complies with the “safe harbor” provisions of the IRS Revenue Procedures.

(29) This case is dismissed.

A COPY hereof shall be sent electronically by the Clerk of the Commission to all persons on the official Service List in this matter. A Copy hereof shall also be sent electronically by the Clerk of the Commission to all persons on the official Service List in Case No. PUR-2026-00058. The Service Lists are available from the Clerk of the Commission.

Appendix A

SUMMARY OF CALCULATION OF DOMINION ENERGY VIRGINIA’S

SECURITIZABLE BALANCE

(In Thousands)

Estimated Deferred Fuel Costs	$922,060.23
Estimated Up-Front Financing Costs[1]	$9,790.78

Estimated Principal Amount Deferred Fuel Cost Bonds	$931,851.01

[1]	Final Up-Front Financing Costs to be included in the Issuance Advice Letter.

Appendix B

[Form of Issuance Advice Letter]

[_________, 20__]

VIA ELECTRONIC FILING

To the State Corporation Commission:

In compliance with the terms of the Financing Order issued by the State Corporation Commission (the “Commission”) in Case No. PUR-2026-00078 (the “Financing Order”), Virginia Electric and Power Company (“Dominion Energy Virginia” or the “Company”) is transmitting for filing this Issuance Advice Letter with respect to the Deferred Fuel Cost Bonds described in the “Issuance Information” section below. Any terms not defined in this Issuance Advice Letter will have the meanings ascribed to those terms in either the Financing Order or Va. Code § 56-249.6:2.

In the Financing Order, the Commission requires the Company to file an Issuance Advice Letter for the Deferred Fuel Cost Bonds within one business day after determination of the final terms of the Deferred Fuel Cost Bonds but before the issuance of the Deferred Fuel Cost Bonds.

Final Structure and Terms:

Under the Financing Order, the Commission requires the Issuance Advice Letter to describe the final structure and terms of the Deferred Fuel Cost Bond issuance, including an updated accounting of the Up-front Financing Costs, and On-going Financing Costs. The final structure and terms of the Deferred Fuel Cost Bonds to be issued in accordance with this Issuance Advice Letter are as follows:

Name of Deferred Fuel Cost Bonds: [ ]

Name of SPE: [ ]

Name of Deferred Fuel Cost Bond Trustee: [ ]

Pricing Date: [ ]

Expected Closing Date: [ ]

Preliminary Bond Ratings1: Moody’s, [Aaa(sf)]; Standard & Poor’s, [AAA(sf)]; Fitch, [AAAsf] (final ratings to be received prior to closing)

Total Principal Amount of Deferred Fuel Cost Bonds (equal to Deferred Fuel Costs plus Up-front Financing Costs): $[ ] (See Attachment 1)

Estimated Up-front Financing Costs: $[  ] (See Attachment 2)

Interest Rates and Expected Amortization Schedules (See Attachment 3)

Distributions to Investors: Semi-annually

Weighted Average Coupon Rate2: [ ]%

Annualized Weighted Average Yield3: [ ]%

Initial Balance of Capital Subaccount: $[ ]

[1]	The Company anticipates receiving bond ratings from at least two of the three major rating agencies.
[2]	Weighted by modified duration and principal amount of each tranche.
[3]	Weighted by modified duration and principal amount, calculated including selling commissions.

Estimated/Actual On-going Financing Costs for first year of Deferred Fuel Cost Bonds: $[ ] (See Attachment 4)

Certification by Dominion Energy Virginia:

Under the Financing Order, the Commission also requires a certification from Dominion Energy Virginia that the structuring, pricing and Financing Costs of the Deferred Fuel Cost Bonds achieved the Statutory Cost Objectives. The Company’s certification is set forth in Attachment 5, which also includes the statement of the actions taken by Dominion Energy Virginia to achieve the Statutory Cost Objectives as required by the Financing Order.

Review by the Commission:

Under the Financing Order, unless the Commission issues an order stopping the Deferred Fuel Cost Bond issuance before noon on the third business day after the pricing date, the transaction shall be final, irrevocable and incontestable and shall proceed without any further action of the Commission.

Under the Financing Order, the Commission shall only issue an order to stop the transaction if the Commission determines that (a) the transaction does not comply with the Standards of the Financing Order, or (b) Dominion Energy Virginia has not delivered the required certification.

As further detailed in the Financing Order, the Standards of the Financing Order are as follows:

•	the aggregate principal amount of Deferred Fuel Cost Bonds issued does not exceed the Securitizable Balance;

•	the Deferred Fuel Cost Bonds will be issued in one or more series comprised of one or more tranches having a scheduled final payment date of no longer than approximately 15 years;

•	the Deferred Fuel Cost Bonds have received a preliminary rating of Aaa(sf) / AAA(sf) from at least two of the three major rating agencies;

•	the Deferred Fuel Cost Bonds are structured to achieve substantially level debt service payments on an annual basis;

the issuance of the Deferred Fuel Cost Bonds has been structured in accordance with IRS Revenue Procedure 2005-62, 2005-2 C.B. 507, as modified by Revenue Procedure 2024-15, I.R.B. 717; and

•

the structuring and pricing of the Deferred Fuel Cost Bonds resulted in reasonable Deferred Fuel Cost Charges consistent with market conditions at the time the Deferred Fuel Cost Bonds are priced and the terms and conditions set forth in this Financing Order.

Respectfully Submitted, Virginia Electric and Power Company

Attachment 1

TOTAL PRINCIPAL AMOUNT OF DEFERRED FUEL COST BONDS TO BE ISSUED (TOTAL AMOUNT OF DEFERRED FUEL COST AND UP-FRONT FINANCING COSTS TO BE FINANCED)

Deferred fuel costs	$
Estimated Up-Front Financing Costs included in Proposed	$

Total Deferred Fuel Cost Bond Issuance (rounded up)	$

Attachment 2

ESTIMATED UP-FRONT FINANCING COSTS

Underwriters’ Fees and Expenses	$
Servicer Set-up Fee (including IT Programming Costs)	$
Legal Fees	$
Rating Agency Fees	$
Commission Staff Financial Advisor Fees	$
Commission Staff Legal Fees	$
Structuring Advisor Fee	$
Accounting Fees	$
SEC Fees	$
SPE Set-up Fee	$
Marketing and Miscellaneous Fees and Expenses	$
Printing / Edgarizing Expenses	$
Trustee’s/Trustee’s Counsel’s Fees and Expenses	$
Original Issue Discount	$
Other Ancillary Agreements	$

TOTAL ESTIMATED UP-FRONT FINANCING COSTS	$

Attachment 3

EXPECTED AMORTIZATION SCHEDULE

A.	General Terms

Tranche	Price	Coupon	Average Life	Scheduled Final Payment	Legal Final Maturity

B.	Scheduled Amortization Requirement of Deferred Fuel Cost Bonds

Series [ ], Tranche [A-1]
Payment Date	Beginning Principal Balance	Interest	Principal	Total Payment	Ending Principal Balance

Series [ ], Tranche [A-2]
Payment Date	Beginning Principal Balance	Interest	Principal	Total Payment	Ending Principal Balance

Series [ ], Tranche [A-3]
Payment Date	Beginning Principal Balance	Interest	Principal	Total Payment	Ending Principal Balance

Attachment 4

ESTIMATED ANNUAL ON-GOING FINANCING COSTS

Annual Amount
Servicing Fee[4]	$
Return on Invested Capital	$
Administration Fee	$
Accounting Fees	$
Regulatory Assessment Fees	$
Legal Fees	$
Rating Agency Surveillance Fees	$
Trustee Fees	$
Independent Manager Fees	$
Miscellaneous Fees and Expenses	$

TOTAL ESTIMATED ANNUAL ON-GOING FINANCING COSTS	$

[4]	Low end of the range assumes the Company is the servicer (0.05%). Upper end of the range reflects an alternative servicer (0.60%).

Attachment 5

CERTIFICATION

OF

VIRGINIA ELECTRIC AND POWER COMPANY

[_________, 20__]

VIA ELECTRONIC FILING

To the State Corporation Commission:

In compliance with the terms of the Financing Order issued by the State Corporation Commission (the “Commission”) in Case No. PUR-2026-00058 (the “Financing Order”), Virginia Electric and Power Company (“Dominion Energy Virginia” or the “Company”) submits this Certification. All capitalized terms not defined in this letter shall have the meanings ascribed to them in the Financing Order.

In its Issuance Advice Letter dated [______, 20__], the Company has set forth the following particulars of the Deferred Fuel Cost Bonds:

Name of Deferred Fuel Cost Bonds: [ ]

Name of SPE: [ ]

Name of Deferred Fuel Cost Bond Trustee: [ ]

Pricing Date: [ ]

Expected Closing Date: [ ]

Preliminary Bond Ratings5: Moody’s, [Aaa(sf)]; Standard & Poor’s, [AAA(sf)]; Fitch, [AAAsf] (final ratings to be received prior to closing)

Total Principal Amount of Deferred Fuel Cost Bonds (equal to Deferred Fuel Costs plus Up-front Financing Costs): $[ ]

Estimated Up-front Financing Costs: $[    ]

Interest Rates and Expected Amortization Schedules of the Deferred Fuel Cost Bonds and

Distributions to Investors: Semi-annually

Weighted Average Coupon Rate6: [ ]%

Annualized Weighted Average Yield7: [ ]%

Initial Balance of Capital Subaccount: $[ ]

Estimated/Actual On-going Financing Costs for first year of Deferred Fuel Cost Bonds: $[ ]

In accordance with the procedures set forth in the Financing Order, the following actions were taken in connection with the structuring and pricing of the Deferred Fuel Cost Bonds and the determination of the related financing costs in order to satisfy the Statutory Cost Objectives:

[5]	The Company anticipates receiving bond ratings from at least two of the three major rating agencies.
[6]	Weighted by modified duration and principal amount of each tranche.
[7]	Weighted by modified duration and principal amount, calculated including selling commissions.

•	[Included credit enhancements in the form of the true-up mechanism and an equity contribution to [ ] of 0.50% of the original principal amount of the bonds;

•	Developed rating agency presentations and worked actively with the rating agencies during the rating agency process to achieve Aaa(sf) / AAAsf from at least two of the three major rating agencies;

•

Worked to select key transaction participants, including lead underwriters and co-managers through an RFP process to determine that they have relevant experience and execution capabilities, and who were aligned with Dominion Energy Virginia’s objectives, namely broad distribution to investors and willingness to market the bonds in a manner consistent with the superior credit quality and uniqueness of the bonds;

•	Hired a diverse group of underwriters, including underwriters with international and mid-tier expertise in order to attract a wide variety of potential investors;

•	Reviewed detailed marketing plans submitted by each lead underwriter;

•	Allowed sufficient time for investors to review [relevant marketing materials] and the preliminary prospectus and to ask questions regarding the transaction;

•	Attended telephonic pre-marketing investor meetings in [_____];

•	Arranged issuance of rating agency pre-sale reports during the marketing period;

•	During the period that the bonds were marketed, held several market update discussions with the underwriting team and the to develop recommendation for pricing;

•	Had multiple conversations with all of the members of the underwriting team during the marketing phase in which we stressed the requirements of the Financing Order;

•

Developed and implemented a marketing plan designed to encourage each of the underwriters to aggressively market the bonds to a broad base of prospective corporate and asset backed securities investors;

•	Conducted in person and telephonic roadshows with over [ ] investors in [ ] cities;

•	Provided other potential investors with access to an internet roadshow for viewing at investors’ convenience;

•

Adapted the bond offering to market conditions and investor demand at the time of pricing consistent with the guidelines outlined within the Financing Order. Variables impacting the final structure of the transaction were evaluated including the length of the average lives and maturity of the bonds and the interest rate requirements at the time of pricing so that the structure of the transaction would correspond to investor preferences and rating agency requirements for the highest rating possible; and

•	Developed bond allocations, underwriter compensation and preliminary price guidance designed to achieve customer savings.]

Based on the statutory criteria and procedures, the record in this proceeding, and other provisions of the Financing Order, Dominion Energy Virginia certifies the statutory requirements for issuance of the Deferred Fuel Cost Bonds have been met, specifically that the imposition and collecting of the Deferred Fuel cost Charges as authorized by the Financing Order provides quantifiable benefits to customers of Dominion Energy Virginia as compared to the costs that would have been incurred absent the issuance of the Deferred Fuel Cost Bonds and that the structuring, pricing and financing costs of the Deferred Fuel Cost Bonds are reasonably expected to result in reasonable deferred fuel cost charges consistent with market conditions at the time the Deferred Fuel Cost Bonds are priced and the terms set forth in the Financing Order.

This certification is being provided to the Commission by the Company in accordance with the terms of the Financing Order, and no one other than the Commission shall be entitled to rely on the certification provided herein for any purpose.

Respectfully Submitted, Virginia Electric and Power Company

Appendix C

Dominion Energy Services, Inc. Law Department 120 Tredegar Street, Richmond, VA 23219 DominionEnergy.com

BY ELECTRONIC FILING

DATE

Mr. Bernard Logan, Clerk

Document Control Center

State Corporation Commission of Virginia

1300 East Main Street

Richmond, Virginia 23219

[Form of Standard True-Up Adjustment Letter]

Petition of Virginia Electric and Power Company,

For a financing order authorizing the issuance of deferred fuel cost bonds pursuant to Va. Code § 56-249.6:2

Case No. PUR-2026-00078

Dear Mr. Logan:

Pursuant to the Virginia State Corporation Commission’s (“Commission”) [____ , 20__] Order in Case No. PUR-2026-00078 (the “Financing Order”), Virginia Electric and Power Company (“Dominion Energy Virginia” or the “Company”) as Servicer of the deferred fuel cost bonds (“Deferred Fuel Cost Bonds”) has filed a request for an adjustment to the deferred fuel cost charges (“Deferred Fuel Cost Charges”). This adjustment is intended to satisfy the requirements of Va. Code § 56-249.6:2 A 2 d, and the Financing Order to ensure the timely payment of Deferred Fuel Cost Bonds and Financing Costs and other required amounts and charges payable in connection with the Deferred Fuel Cost Bonds. Per the Financing Order, the Company will file at least semi-annually (and at least quarterly beginning 12 months prior to the last scheduled payment date of the latest maturing tranche of each series of Deferred Fuel Cost Bonds) a letter in this docket for Commission review, as described in Va. Code § 56-249.6:2 A 2 d and in the form attached thereto (“True-up Adjustment Letter” or, “TUAL”). The Deferred Fuel Cost Bonds were issued on [____, 20__]. Dominion Energy Virginia filed its first True-Up Adjustment Letter on [____, 20__].

Ordering Paragraph (12) of the Financing Order describes how such True-Up Adjustment Letters are to be handled:

Upon the filing of a TUAL made pursuant to this Financing Order, the Commission shall either administratively approve the requested true-up calculation in writing or inform the servicer of any mathematical or clerical errors in its calculation within 30 days following the servicer’s true-up filing. Notification and correction of any mathematical or clerical errors shall be made so that the true- up is implemented within 30 days of the servicer’s filing of a TUAL and no potential modification to correct an error in a TUAL shall delay its effective date and any correction or modification which could not be made prior to the effective date shall be made in the next TUAL. Upon administrative approval or the passage of 30 days without notification of a mathematical or clerical error, no further action of the Commission will be required prior to implementation of the true-up.

Attached is the Revised Sheet No. [ ] reflecting the change in the Deferred Fuel Cost Charges.

Per the Company’s request in its True-Up Adjustment Letter and in accordance with the Financing Order, the proposed adjustments to the Deferred Fuel Cost Charges will be effective on [___, 20__].

Respectfully submitted, Virginia Electric and Power Company

Enclosures

Description Calculation of the True-up (1) Projected Revenue Requirement to be Billed and Collected (2) Revenue Requirement for Deferred Fuel Cost Charge (1)+(2)=(3) Deferred Fuel Cost Bond Repayment Charge (remitted to SPE) True-up for the Prior Remittance Period Beginning ________ and Ending ________: 1 Principal 2 Interest 3 Servicing Costs 4 Other On-Going Costs 5 Total Prior Remittance Period Revenue Requirements (Line 1+2+3+4) $ - Prior Remittance Period Actual Cash Receipt Transfers and Interest Income: 6 Cash Receipts Transferred to the SPE 7 Interest Income on Subaccounts at the SPE 8 Total Current Period Actual Daily Cash Receipts Transfers and Interest Income (Line 6 + 7) $ - 9 (Over)/Under Collections of Prior Remittance Period Requirements (Line 5+8) - 10 Cash in Excess Funds Subaccount 11 Cumulative (Over)/Under Collections through Prior Remittance Period (Line 9+10) $ - $ - Current Remittance Period Beginning ________ and Ending ________ 12 Principal 13 Interest 14 Servicing Costs 15 Other On-Going Costs 16 Total Current Remittance Period Revenue Requirement (Line 12+13+14+15) $ - Current Remittance Period Cash Receipt Transfers and Interest Income: 17 Cash Receipts Transferred to SPE (A) (B) 18 Interest Income on Subaccounts at SPE (A) (B) 19 Total Current Remittance Period Cash Receipt Transfers and Interest Income (Line 17+18) $ - $ - 20 Estimated Current Remittance Period (Over)/Under Collection (Line 16+19) $ - Projected Remittance Period Beginning ________ and Ending ________ 21 Principal 22 Interest 23 Servicing Costs 24 Other On-Going Costs 25 Projected Remittance Period Revenue Requirement (Line 21+22+23+24) $ - $ - 26 Total Revenue Requirements (Line 11+20+25) $ - 27 Less Revenue Collected at Prior Charge 28 Remaining Revenue to be Collected at New Charge $ - 29 Forecasted kWh Sales for the Projected Remittance Period Collections (adjusted for uncollectibles) (C) 30 Average Deferred Fuel Cost Charge per kWh to be effective ________ (Line 28/29) Notes: (A) Amount are based on actual collection for ________ through ________. (B) Includes estimate remittance amounts for ________ through ________. (C) Projected for services rendered ________ through ________. Collections are calculated based on days sales outstanding and charge offs. Virginia Electric and Power Company Deferred Fuel Cost Charge True-up Mechanism Form For Deferred Fuel Cost Charge to be effective ________